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                                                                    EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                                CYBERMEDIA, INC.


         FIRST. The name of this corporation is CyberMedia, Inc.

         SECOND. The address of the corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD. The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH. This corporation is authorized to issue two classes of shares, to be designated "Common Stock" and "Preferred Stock", respectively. The total number of shares which this corporation is authorized to issue is 62,835,654 shares. The number of shares of Common Stock this corporation is authorized to issue is 50,000,000 shares, with the par value of $0.01, and the number of shares of Preferred Stock this corporation is authorized to issue is 12,835,654 shares, with the par value of $0.01.

                  1. Designation of Series.

                  There are hereby provided three series of Preferred Stock; one series designated Series A Preferred Stock (the "Series A Preferred"), one series designated Series B Preferred (the "Series B Preferred"), and one series designated Series C Preferred ( the "Series C Preferred"), collectively, the "Preferred Stock."

                  2. Number of Shares.

                  The number of shares constituting the Series A Preferred Stock is fixed at 4,726,129 shares, the number of shares constituting the Series B Preferred Stock is fixed at 6,371,429 shares and the number of shares constituting the Series C Preferred Stock is 1,666,657.

                  3. Dividend Provisions.

                  Prior to the payment of any dividend to the holders of Common Stock, the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation), at the annual rate of $0.028 per share, $0.056
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and $0.24 per share, respectively. After payment of such dividends, any additional dividends declared shall be distributed among all holders of Common Stock. Such dividends shall be payable when, as and if declared by the Board of Directors, and shall not be cumulative.

                  4. Liquidation Preference.

                           (a) Preference. In the event of any liquidation,
dissolution or winding up of this corporation, either voluntary or involuntary, the holders of Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to $0.35 for each outstanding share of Series A Preferred Stock held by them, an amount per share equal to $0.70 for each outstanding share of Series B Preferred Stock held by them and an amount per share equal to $ 3.00 for each outstanding share of Series C Preferred Stock, plus a further amount equal to any dividends declared but unpaid on such shares.

                           If upon such liquidation, dissolution or winding up
of the corporation, the assets of the corporation are insufficient to provide for the preferential payment described above, then all of such assets shall be distributed ratably among the holders of the Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

                           After the payment or the setting apart of payment to
the holders of Preferred Stock of the preferential amounts payable to them, the holders of Common Stock shall be entitled to receive pro rata the remaining assets of the corporation.

                           (b) Consolidation or Mergers. A consolidation or
merger of the corporation with or into any other corporation or corporations, or sale of all or substantially all of the assets of this corporation in which the shareholders of this corporation immediately prior to the transaction possess less than 50% of the voting power of the surviving entity (or its parent) immediately after the transaction shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 4. Any securities to be delivered to the holders of Preferred Stock and Common Stock upon consolidation, merger or sale of substantially all the assets of the corporation shall be valued as follows:

                                    (1) if traded on a securities exchange, the
value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) business days prior to the closing;

                                    (2) if actively traded over-the-counter, the
value shall be deemed to be the average of the closing prices over the 30-day period ending three (3) business days prior to the closing; and

                                    (3) if there is no active public market, the
value shall be the fair market value thereof as determined in good faith by the corporation's board of directors.


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                           (c) Consent for Certain Repurchase. Each holder of an
outstanding share of Preferred Stock shall be deemed to have consented to distributions made by the corporation in connection with the repurchase of shares of Common Stock issued to or held by employees or consultants upon termination of their employment or services pursuant to agreements providing for the right of said repurchase between the corporation and such persons.

                  5. Conversion.

                  The holders of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                           (a) Right to Convert. Each share of Preferred Stock
shall be convertible without the payment of any additional consideration and, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for the Preferred Stock. Each share of Preferred Stock shall be convertible into the number of fully paid and nonassessable shares of Common Stock which results from dividing the Conversion Price (as hereinafter defined) per share in effect for each series of Preferred Stock at the time of conversion into the per share Conversion Value (as hereinafter defined) of such series. The initial Conversion Price per share of Series A Preferred Stock shall be $0.35, the initial Conversion Price per share of Series B Preferred Stock shall be $0.70 and the initial Conversion Price per share of Series C Preferred shall be $3.00 per share. The per share Conversion Value of the Series A Preferred Stock shall be $0.35, the per share Conversion Value of the Series B Preferred Stock shall be $0.70 and the Value of the Series C Preferred Stock shall be $3.00 (as the case may be, the "Conversion Value"). The initial Conversion Price of Series A Preferred Stock and the Series B Preferred Stock and Series C Preferred Stock shall be subject to adjust ment from time to time as provided below (as so adjusted and as the case may be, the "Conversion Price"). The number of shares of Common Stock into which a share of Preferred Stock is convertible is hereinafter referred to as the "Conversion Rate" of such series.

                           (b) Automatic Conversion. Each share of Preferred
Stock shall automatically be converted into shares of Common Stock at its then effective Conversion Rate upon the earlier of (i) the affirmative vote of the holders of at least sixty-six and two thirds percent (66 2/3%) of the outstanding shares of the Preferred Stock, or (ii) immediately upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), other than a registration relating solely to a transaction under Rule 145 under the Securities Act or to an employee benefit plan of the corporation, covering the offer and sale of the corporation's securities in which the aggregate gross proceeds to the corporation exceed $10,000,000 and the price per share is not less than $3.50 (as adjusted to reflect stock dividends, stock splits, combinations, subdivisions or recapitalizations).

                           (c) Mechanics of Conversion. Before any holder of
shares of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate(s) therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Preferred Stock and shall give written notice to the corporation at such office that he elects to convert the same (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to Section 5(b) hereof). The corporation shall, as soon as


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practicable thereafter, issue and deliver at such office to such holder of shares of Preferred Stock certificate(s) for the number of shares of Common Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted (except that in the case of an automatic conversion pursuant to Section 5(b) hereof such conversion shall be deemed to have been made (i) upon the effective time of the requisite affirmative vote set forth in Section 5(b)(i), or (ii) immediately prior to the closing of the offering referred to in Section 5(b)(ii)) and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                           (d) Fractional Shares. In lieu of any fractional
shares to which the holder of Preferred Stock would otherwise be entitled, the corporation shall pay cash equal to such fraction multi plied by the fair market value of one share of such series of Preferred Stock as determined by the board of directors of the corporation. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                           (e) Adjustment of Conversion Price. The Conversion
Prices of each series of Preferred Stock shall be subject to adjustment from time to time as follows:

                                    (i) If the corporation shall issue any
shares of Common Stock other than "Excluded Stock" (as defined below) for a consideration per share less than the Conversion Price for any series of Preferred Stock in effect immediately prior to the issuance of such shares of Common Stock (excluding stock dividends, subdivisions, stock splits, combinations, dividends or recapitalizations which are covered by Sections 5(e)(iii), (iv), (v) and (vi)), the Conversion Price for such series of Preferred Stock in effect after each such issuance shall thereafter (except as provided in this Section 5(e)) be adjusted to a price equal to the quotient obtained by dividing:

                                             (A) an amount equal to the sum of

                                                        (x) the total number of
shares of Common Stock outstanding (including any shares of Common Stock issuable upon conversion of the Preferred Stock, or deemed to have been issued pursuant to subdivision (3) of this clause (i) and to clause (ii) below) immediately prior to such issuance multiplied by the Conversion Price in effect immediately prior to such issuance, plus

                                                        (y) the consideration
received by the corporation upon such issuance, by

                                             (B) the total number of shares of
Common Stock outstanding (including any shares of Common Stock issuable upon conversion of the Preferred Stock or deemed to have been issued pursuant to subdivision (3) of this clause (i) and to clause (ii) below) immediately prior to such issuance plus the additional shares of Common Stock issued in such issuance (but not


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including any additional shares of Common Stock deemed to be issued as a result of any adjustment in the Conversion Price resulting from such issuance).

                                    For purposes of any adjustment of the
Conversion Price pursuant to this clause (i) the following provisions shall be applicable:

                                             (1) In the case of the issuance of
Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting any discounts or commissions paid or incurred by the corporation in connection with the issuance and sale thereof.

                                             (2) In the case of the issuance of
Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the board of directors of the corporation, in accordance with generally accepted accounting treatment; provided, however, that if, at the time of such determination, the corporation's Common Stock is traded in the over-the-counter market or on a national or regional securities exchange, such fair market value as determined by the board of directors of the corporation shall not exceed the aggregate "Current Market Price" (as defined below) of the shares of Common Stock being issued.

                                             (3) In the case of the issuance of
(i) options to purchase or rights to subscribe for shares of Common Stock (other than Excluded Stock), (ii) securities by their terms convertible into or exchangeable for shares of Common Stock (other than Excluded Stock), or (iii) options to purchase or rights to subscribe for such convertible or exchangeable securities:

                                                        (A) the aggregate
maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (1) and (2) above), if any, received by the corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                                                        (B) the aggregate
maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the corporation for any such securities and related options


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or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (1) and (2) above);

                                                        (C) on any change in the
number of shares of Common Stock deliverable upon exercise of any such options or rights or conversion of or exchange for such convertible or exchangeable securities, or on any change in the minimum purchase price of such options, rights or securities, other than a change resulting from the anti-dilution provisions of such options, rights or securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon (x) the issuance of such options, rights or securities not exercised, converted or exchanged prior to such change, as the case may be, been made upon the basis of such change or (y) the options or rights related to such securities not converted or exchanged prior to such change, as the case may be, been made upon the basis of such change; and

                                                        (D) on the expiration of
any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights, convertible or exchangeable securities or options or rights related to such convertible or exchangeable securities, as the case may be, been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such convertible or exchangeable securities or upon the exercise of the options or rights related to such convertible or exchangeable securities, as the case may be.

                                    (ii) "Excluded Stock" shall mean:

                                             (A) all shares of Common Stock
issued and outstanding on the date this certificate is filed with the Delaware Secretary of State, and all shares issued or issuable to officers, directors, consultants or employees of the corporation pursuant to any plan or arrangement approved by the board of directors of the corporation;

                                             (B) all shares of Preferred Stock
issued and outstanding on the date this certificate is filed with the Delaware Secretary of State, and the shares of Common Stock into which the shares of Preferred Stock are convertible.

                                             All outstanding shares of Excluded
Stock (including any shares issuable upon conversion of the Preferred Stock but excluding shares reserved for issuance for option plans for which options have not yet been granted) shall be deemed to be outstanding for all purposes of the computations of Section 5(e)(i) above.

                                    (iii) If the number of shares of Common
Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivi sion or split-up of shares of Common Stock, then, on the date such payment is made or such


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change is effective, the Conversion Price of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of such series of Preferred Stock shall be increased in proportion to such increase of outstanding shares.

                                    (iv) If the number of shares of Common Stock
outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Price of each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of any shares of such series of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

                                    (v) In case the corporation shall declare a
cash dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the corporation convertible into or exchangeable for Common Stock), then, in each such case, the holders of shares of Preferred Stock shall, concurrent with the distribution to holders of Common Stock, receive a like distribution based upon the number of shares of Common Stock into which each series of Preferred Stock is convertible.

                                    (vi) In case, at any time after the date
hereof, of any capital reorganization, or any reclassification of the stock of the corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the corporation with or into another person (other than a consolidation or merger in which the corporation is the continuing entity and which does not result in any change in the Common Stock) or of the sale or other disposition of all or substantially all the properties and assets of the corporation, the shares of Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition he had converted his shares of Preferred Stock into Common Stock. The provisions of this clause (vi) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

                                    (vii) All calculations under this Section 5
shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

                                    (viii) For the purpose of any computation
pursuant to this Section 5(e), the "Current Market Price" at any date of one share of Common Stock, shall be deemed to be the average of the highest reported bid and the lowest reported offer prices on the preceding business day as furnished by the National Quotation Bureau, Incorporated (or equivalent recognized source of quotations); provided, however, that if the Common Stock is not traded in such manner that the


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quotations referred to in this clause (ix) are available for the period required hereunder, Current Market Price shall be determined in good faith by the board of directors of the corporation.

                           (f) Minimal Adjustments. No adjustment in the
Conversion Price need be made if such adjustment would result in a change in the Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in the Conversion Price.

                           (g) No Impairment. The corporation will not through
any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.


                           (h) Certificate as to Adjustments. Upon the
occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 5, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate of such series at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversions of such holder's shares of Preferred Stock.

                           (i) Notices of Record Date. In the event of any
taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the corporation shall mail to each holder of Preferred Stock at least ten (10) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right.

                           (j) Reservation of Stock Issuable Upon Conversion.
The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be


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necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                           (k) Notices. Any notice required by the provisions of
this Section 5 to be given to the holder of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the corporation.

                  6. Voting Rights.

                           (a) The holder of each share of Preferred Stock shall
be entitled to notice of any shareholders' meeting in accordance with the bylaws of the corporation and shall vote with holders of the Common Stock upon the election of directors and upon any other matter submitted to a vote of shareholders, except those matters required by law to be submitted to a class vote and except as otherwise set forth herein. Subject to Section 8, the holder of each share of Preferred Stock shall be entitled to that number of votes equal to the number of shares of Common Stock into which each share of Preferred Stock could be converted on the record date for the vote or consent of shareholders. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Preferred Stock held by each holder) shall be disregarded.

                           (b) So long as the holders of the Series B Preferred
Stock hold 20% of the outstanding capital stock of the Company on an as-converted basis, the holders of shares of Series B Preferred Stock shall be entitled, voting together as a class to elect two (2) members of the corporation's board of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors. The holders of shares of Common Stock and Series A Preferred Stock, voting together as a class on an as-if-converted to Common Stock basis shall be entitled to elect three (3) members of the corporation's board of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors. The holders of shares of Common Stock, Series A Preferred Stock , Series B Preferred Stock and Series C Preferred Stock shall be entitled, voting together as a class, to elect the remaining members of the corporation's board of directors and to remove from office such remaining directors and to fill any vacancy caused by the resignation, death or removal of such remaining directors.

                  7. Redemption.

                           (a) On each of September 15, 2000, September 15, 2001
and September 15, 2002, within thirty (30) days following the receipt by the corporation of the written request of the holders of not less than a majority of the then outstanding Series B Preferred Stock and Series C Preferred Stock, the corporation shall redeem an amount equal to up to one-third of the issued, outstanding, and unconverted shares of Series B Preferred Stock and Series C Preferred Stock held by such holder as of the date on which redemption is first requested, including any shares not redeemed in a prior year, (or, if less, the maximum amount the corporation may lawfully redeem) by paying in cash or cancellation of indebtedness to the corporation therefor a sum per share of Series B


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Preferred Stock (as adjusted for any stock split or combination of or dividend payable in Series B Preferred Stock) equal to $0.70, and a sum per share of Series C Preferred Stock (as adjusted for any combination of or dividend payable in Series C Preferred Stock) equal to $3.00; together with all declared, but unpaid, dividends with respect to such share to the date of the redemption request.

                                    (i) In the event of any redemption of only a
part of the Series B Preferred Stock requested to be redeemed, the corporation shall effect such redemption pro rata according to the number of shares held by each holder making a request for redemption.

                                    (ii) At least twenty (20) but no more than
sixty (60) days prior to the date fixed for any redemption of Series B Preferred Stock and Series C Preferred Stock (the "Redemption Date"), written notice (the "Redemption Notice") shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day preceding the day on which notice is given) of the Series B Preferred Stock and Series C Preferred Stock to be redeemed, at the address last shown on the records of the corporation for such holder or given by the holder to the corporation for the purpose of notice, or, if no such address appears or is given, at the place where the principal executive office of the corporation is located, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the price per share to be paid (the "Redemption Price"), the place at which payment may be obtained and the date on which such holder's rights as a holder of such shares terminate and calling upon such holder to surrender to the corporation, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed. Except as provided in Section 7(b)(iii), on or after the Redemption Date, each holder of Series B Preferred Stock and Series C Preferred Stock to be redeemed shall surrender to the corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                                    (iii) From and after the Redemption Date,
unless there shall have been a default in payment of the Redemption Price, all rights of the holders of such shares as holders of Series B Preferred Stock and Series C Preferred Stock (except the right to receive the Redemption Price without interest subsequent to the Redemption Date upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the corporation or be deemed to be outstanding for any purpose whatsoever. Subject to the rights of series of Preferred Stock which may from time to time come into existence, if the funds of the corporation legally available for redemption of shares of Series B Preferred Stock and Series C Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series B Preferred Stock and Series C Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed. The shares of Series B Preferred Stock and Series C Preferred Stock not


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redeemed shall remain outstanding and entitled to all the powers, preferences and rights provided herein. Subject to the rights of any series of Preferred Stock which may from time to time come into existence, at any time thereafter when additional funds of the corporation are legally available for the redemption of shares of Series B Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

                  8. Protective Provisions. So long as shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred are outstanding, this corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of more than fifty percent (50%) of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock voting together as a class:

                           (a) authorize a liquidation, dissolution, winding-up,
recapitalization or reorganization of the corporation, or a sale, lease or transfer of all or substantially all of the assets of the corporation or a merger or consolidation of the corporation if, as a result of such merger or consolidation, the shareholders of the corporation shall own less than 50% of the voting securities of the surviving corporation; or

                           (b) amend this corporation's Articles of
Incorporation or Bylaws; or

                           (c) pay or declare any dividend or distribution on
any shares of Common Stock or Preferred Stock or apply any of its assets to the redemption, retirement, purchase or other acquisition (or pay into or set aside for payment into a sinking fund for such purpose) directly, or indirectly through as subsidiary or otherwise, of any shares of Common Stock or Preferred Stock; provided, however, that this restriction shall not apply to (i) redemption of shares of Series B Preferred Stock and Series C Preferred Stock as set forth in Section 7 hereof; or (ii) the repurchase of shares of Common Stock from directors or employees of, and consultants to, the corporation or any subsidiary pursuant to agreements approved by the Board of Directors or pursuant to the Bylaws of the corporation, under which the corporation has the right to repurchase such shares upon the occurrence of certain events, including termination of employment or services; or

                           (d) authorize or issue, or obligate itself to issue,
any other equity security senior to or on a parity with the Preferred Stock as to dividend or redemption rights, liquidation preferences, conversion rights, voting rights or otherwise, or create any obligation or security convertible into or exchangeable for, or having any option rights to purchase, any such equity security which is senior to or on a parity with the Preferred Stock, or which would adversely alter or change the preferences, rights, privileges or powers of or the restrictions provided for the benefit of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock; or

                           (e) increase the shares of Common Stock subject to
the corporation's option plan.

                  9. Reissuance of Preferred Stock. In the event any shares of Preferred Stock shall be converted, redeemed, or purchased by the corporation, the shares so converted, redeemed or purchased shall be canceled and shall not be reissuable by the corporation.

         FIFTH. The name and mailing address of the incorporator are:

                           Kelly Miller
                           Wilson, Sonsini, Goodrich & Rosati, P.C.
                           650 Page Mill Road
                           Palo Alto, CA 94304-1050

         SIXTH. The Board of Directors, by vote of a majority of the whole Board, shall have the power to adopt, amend or repeal the bylaws of the corporation, but any bylaw adopted by the Board may be amended or repealed by the stockholders.

         SEVENTH. Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the corporation. Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the corporation.

         EIGHTH. At all elections of directors of the corporation, each holder of stock or of any class or series of stock shall be entitled to as many votes as shall equal the number of votes which such stockholder would be entitled to cast for the election of directors with respect to his or her shares of stock multiplied by the number of directors to be elected, and may cast all of such votes for, or for any two or more of them as such stockholder may see fit.

         NINTH. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article NINTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Article NINTH shall not adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

         The undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is the act and deed of such incorporator and that the facts stated therein are true.



                                            /s/  Kelly Miller
                                            ----------------------------------
                                            Kelly Miller, Incorporator

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                                CYBERMEDIA, INC.


         Unnikrishnan Warrier and Anne T. Lam each hereby certifies that:

         (1) They are the President and Secretary, respectively, of Cybermedia, Inc., a Delaware corporation, the original Certificate of Incorporation of which was filed with the Secretary of State of the State of Delaware on June 25, 1996.

         (2) The first three paragraphs of Article FOURTH of the Certificate of Incorporation of this Corporation are amended to read in their entirety as follows:

         "FOURTH. This corporation is authorized to issue two classes of shares, to be designated "Common Stock" and "Preferred Stock", respectively. The total number of shares which this corporation is authorized to issue is 62,835,654 shares. The number of shares of Common Stock this corporation is authorized to issue is 50,000,000 shares, with the par value of $0.01, and the number of shares of Preferred Stock this corporation is authorized to issue is 12,835,654 shares, with the par value of $0.01. Upon the effective date of this Amendment, every two shares of Common Stock is hereby split and converted into one share of Common Stock.

                  1.       Designation of Series.

                  There are hereby provided three series of Preferred Stock; one series designated Series A Preferred Stock (the "Series A Preferred"), one series designated Series B Preferred (the "Series B Preferred"), and one series designated Series C Preferred ( the "Series C Preferred"), collectively, the "Preferred Stock."

                  2.       Number of Shares.

                  The number of shares constituting the Series A Preferred Stock is fixed at 4,726,129 shares, the number of shares constituting the Series B Preferred Stock is fixed at 6,371,429 shares and the number of shares constituting the Series C Preferred Stock is 1,666,667. "

         (3) This Certificate of Amendment of Certificate of Incorporation has been duly adopted by the Board of Directors of this Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

         (4) This Certificate of Amendment of Certificate of Incorporation has been duly approved, in accordance with Sections 242 and 228 of the General Corporation Law of the State of Delaware, by the written consent of the holder of all the outstanding stock entitled to vote thereon, and all of the outstanding stock of each class entitled to vote thereon as a class.

         IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment of Certificate of Incorporation on this _____ day of August, 1996.



                                          /s/  Unnikrishnan Warrier
                                          -------------------------------------
                                          Unnikrishnan Warrier, President


                                          /s/  Anne T. Lam
                                          -------------------------------------
                                          Anne T. Lam, Secretary



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